Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks of Investor Conference Call
for the Fiscal year and Quarter Ended June 30, 2019

August 7, 2019

So-Yeon Jeong (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2019 fourth quarter and year-end financial results.  I am So-Yeon Jeong, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, Yifan Liang, our CFO, and Stephen Chang, our senior VP of Marketing.  This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

Yifan will begin with a review of financial results for the quarter and the fiscal year.  Then, Mike will review the business highlights, followed by Stephen who will provide a detailed segment report.  After that, Yifan will conclude with guidance for the next quarter.  Then, we will have the question-and-answer session.

The earnings release was distributed by business wire today, August 7, 2019, after the close of market. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We remind you that during the course of this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I’ll turn the call over to our CFO Yifan to provide an overview of the fourth fiscal quarter and the fiscal year 2019 financial results.

Yifan Liang (Chief Financial Officer)

Thank you, So-Yeon.  Good afternoon everyone and thank you for joining us.

Revenue for the June quarter was $111.9 million, up 2.6% when compared to the prior quarter and up 1.8% from the same quarter last year.

In terms of product mix, MOSFET revenue was $96.4 million, up 7.1% sequentially and up 7.8% year-over-year.  Power IC revenue was $13.8 million, down 21.8% from the prior quarter and down 21.4% from a year ago.  Assembly service revenue was $1.7 million as compared to $1.6 million for the prior quarter and $3.0 million for the same quarter last year.

Regarding the segment mix, Computing represented 44.0% of the total revenue, Consumer 18.7%, Power Supply and Industrial 20.5%, Communications 15.3%, and Service 1.5%.

For the fiscal year 2019, revenue was $450.9 million, up 7.0% year-over-year.

Non-GAAP gross margin for the June quarter was 27.4%, as compared to 27.0% for the prior quarter and for the same quarter last year.  The quarter-over-quarter increase in non-GAAP gross margin was mainly driven by the improved product mix.  Non-GAAP gross margin excluded $0.4 million of share-based compensation charge for the June quarter, as compared to $0.5 million for the prior quarter and for the same quarter last year.  Non-GAAP gross margin also excluded $2.6 million of production ramp-up costs related to the Chongqing Joint Venture (“JV Company”) for the June quarter, as compared to $3.4 million for the prior quarter.

For the fiscal year 2019, non-GAAP gross margin was 28.4% as compared to 26.9% for the last fiscal year, representing an increase of 150 basis points driven mainly by the improved product mix.

Non-GAAP operating expenses for the June quarter were $22.6 million, compared to $23.2 million for the prior quarter and $21.8 million for the same quarter last year. The quarter-over-quarter decrease in non-GAAP operating expenses was primarily due to the fluctuation of R&D engineering expenses.  Non-GAAP operating expenses excluded $2.1 million of share-based compensation charge, as compared to $2.6 million for the prior quarter and $2.5 million for the same quarter last year.   Non-GAAP operating expenses also excluded $3.9 million of pre-production expenses related to our JV Company, as compared to $3.6 million in the prior quarter and $5.0 million for the same quarter last year.  Both GAAP and Non-GAAP operating expenses included $2.3 million of digital power controller team expenses for the quarter, as compared to $2.3 million for the prior quarter and $1.4 million for the same quarter last year.  Our digital power controller team continues to engage with customers in product designs and is making steady progress toward our product roadmap.

Non-GAAP operating expenses for the fiscal year 2019 were $95.3 million compared to $86.0 million for the prior fiscal year.  Non-GAAP operating expenses excluded $11.2 million of share-based compensation charges and $15.8 million of pre-production expenses related to our JV Company in the current fiscal year, as compared to $9.8 million of share-based compensation charges and $7.8 million of pre-production expenses in the prior fiscal year.

Income tax benefits for the quarter were $0.6 million, as compared to tax expense of $0.6 million for the prior quarter, and $0.7 million for the same quarter last year.  The tax expense for the quarter was offset by the benefits of $1.1 million.  This included a $0.3 million benefit from the true-up of subsidiary tax provisions to the actual tax returns.  We also had a $0.8 million benefit from electing the IRS directive method for the R&D credit.

Income tax expense for the fiscal year was $1.3 million.  Income tax expense for last fiscal year was $0.7 million, which included $2.7 million one-time tax benefit from the impact of the U.S. Tax Reform.

Non-GAAP EPS attributable to AOS for the quarter was 35 cents per share as compared to 22 cents earnings per share for the prior quarter and 31 cents earning per share for the same quarter last year.

Non-GAAP EPS attributable to AOS for the fiscal year was $1.23 as compared to $1.14 earnings per share for the prior fiscal year.

AOS continued to generate positive operating cash flow. In the June quarter, we generated $15.2 million operating cash flow attributable to AOS, as compared to $9.5 million for the prior quarter, and $8.7 million for the same quarter last year. Cash flow used in operations attributable to our JV Company was $6.9 million for the June quarter, compared to $17.5 million for the prior quarter and $19.5 million for the same quarter last year.

Cash flow from operations attributable to AOS for the fiscal year was $65.3 million as compared to $36.9 million for the prior year.  Cash flow used in operations attributable to the JV Company was $33.9 million for the year, compared to $33.4 million for the prior fiscal year.

Consolidated EBITDAS for the June quarter was $14.2 million compared to $11.8 million for the prior quarter and $12.8 million for the same quarter last year.  EBITDAS attributable to AOS for the quarter was $15.1 million as compared to $13.5 for the prior quarter and $15.3 for the same quarter last year.

Consolidated EBITDAS for the full fiscal year was $55.0 million as compared to $56.1 million in the fiscal year 2018.  EDITDAS attributable to AOS for the year was $61.0 million as compared to $58.4 million a year ago.

Now let’s look at the balance sheet.

We completed the June quarter with cash and cash equivalents of $121.9 million, including $100.7 million at AOS and $21.2 million at our JV Company.  This compares to $139.1 million at the end of last quarter, which included $90.9 million at AOS and $48.2 million at the JV Company.  Our cash balance a year ago was $131.5 million, including $88.2 million at AOS and $43.3 million at the JV Company.

The bank borrowing balance at the end of the June quarter was $140.9 million, including $41.0 million at AOS and $99.9 million at the JV Company.  During the June quarter, AOS paid down $2.1 million of loans and our JV Company paid down $1.7 million of its financing lease.  During the fiscal year 2019, AOS borrowed a total of $21.7 million of loans and repaid $11.5 million.  The JV Company borrowed a total of $45.8 million and repaid $3.5 million.

Net trade receivables were $24.3 million, as compared to $28.4 million at the end of last quarter and $33.8 million for the same quarter last year.  Day Sales Outstanding for the quarter was 24 days, compared to 23 days in the prior quarter.

Net inventory was $111.6 million at the quarter-end, up from $107.9 million last quarter and from $90.2 million in the prior year.  Average days in inventory were 117 days for the quarter as compared to 114 days in the prior quarter.

Net Property, Plant and Equipment was $409.7 million, as compared to $391.6 million last quarter and $331.7 million last year.  Capital expenditures were $22.1 million for the quarter, including $4.6 million at AOS and $17.5 million at the JV Company.  Capital expenditures for the fiscal year were $112.1 million, including $36.0 million for AOS and $76.1 million for the JV Company.

Before I turn the call over to Mike, I would like to share the progress at our JV Company.  During the June quarter, assembly and test production continued to ramp, and the 12” fab’s product sampling and customer qualification process went well.  In July, the 12” fab started small mass production.  We expect to continue to ramp up Phase 1 in the next 12 months or so.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer)

Our team executed well and delivered a sound quarter. Revenue of approximately $112 million was consistent with our guidance and represents the fourteenth consecutive quarter of year-over-year growth.  Non-GAAP earnings per share of $0.35 exceeded the high end of the implied guidance range due to effective cost controls and one-time tax adjustment.  AOS’s core business generated healthy operating cash flow of $15 million and free cash flow of $10 million.

In addition to solid financial results, we made good operational progress in the quarter.  Shipments grew rapidly for our new products in mobile and home appliance applications. Meanwhile, we optimized production and inventory in order to manage the dynamics of our Computing business. We also launched several new products, including 600V and 700V αMOS5™ Super Junction MOSFET families in 12-inch technologies from our Chongqing Joint Venture.

We finished fiscal year 2019 with healthy top and bottom line growth, another record year on top of a very strong 2018. This was encouraging considering the backdrop of escalating trade tension, economic uncertainty, and the CPU shortage.  Our results clearly demonstrate the strength of our business strategy, operating excellence, as well as our diversified product portfolio and expanded customer base.

Looking ahead, despite the challenges of current market conditions and the geopolitical environment, we are making solid progress toward our calendar 2021 target of $600 million in annual revenue.  Our customer design-in pipeline is robust, and design wins are strong, especially in our focus applications.  This drives a healthy level of fresh bookings and solid backlog. As I mentioned on our last call, with some of the multi-year growth drivers beginning to ramp, we believe that we are well-positioned to achieve sustainable and scalable growth.  Additionally, we are extending our leadership as a top-tier supplier in a broad range of applications, particularly in mobile and home appliance.  We expect this ongoing diversification to further strengthen in the coming quarters as we ramp production for multiple global brand OEM customers in China, Korea and U.S.

With a solid foundation of customer demand, the production ramp of Chongqing JV is well-timed. In July, we initiated production at the 12” fab, and we are gradually ramping according to our plan. Around this time next year, we expect to be approaching our Phase 1 target run rate.

In conclusion, we continue to execute our long-term business strategy with focus and dedication.  We believe the success of our new product initiatives, diversification in product portfolio and customer base, as well as disciplined and timely investment in capacity over the past several years will further propel our growth.

Now, I will turn the call over to Stephen for a detailed segment report.

Stephen Chang (Senior Vice President of Marketing)

Thank you, Mike, and good afternoon!

Let me start with Computing. It represented 44.0% of our total revenue in the June quarter. Revenue was down 5.1% sequentially and up 2.3% year-over-year. As I mentioned on our last call, we prioritized our production plan for commercial PC, which received a higher allocation amid the ongoing CPU shortage.  With both channel and internal inventories on hand to support our Computing customers, we were able to allocate more capacity to other high growth areas that already started ramping in the June quarter and we expect this to continue into the September quarter.  Our Computing segment remains an important component of our business. As a market leader and strategic partner to leading PC OEMs and ODMs, we continue to work closely with our customers to provide innovative products and superior customer support. In the September quarter, while we anticipate strong sell-through, our sell-in revenue is expected to be down mid-single digits as we continue to manage Computing inventory.

Now let’s discuss the Consumer segment, which was 18.7% of total revenue in the June quarter.  Revenue increased 1.3% sequentially but stayed flat year-over-year. Strong growth in home appliance offset softness in other Consumer applications in the June quarter. The new design wins we announced last quarter in home appliances with Chinese and Korean customers further ramped during the June quarter. Our home appliance customers value the reliability and energy savings that our IGBT technology offers through better efficiency, robustness, and smaller size. We are encouraged by the fast adoption of our technology at global OEM customers, and we will continue to sharpen our technology to gain greater share and add more content. We are on track to increase our IGBT line by over 40% in calendar year 2019. Looking to the September quarter, we expect a modest growth in the overall Consumer segment led by continued expansion of our home appliance business as well as seasonal growth of our TV business.

Next, let’s turn to the Power Supply and Industrial Segment. This segment accounted for 20.5% of total revenue, up 8.1% sequentially and up 3.7% year-over-year. While our AC-DC power supply business remained soft, our quick charger business rapidly grew as it further expanded at top smartphone customers.  Overall quick charger adoption has grown in recent years as battery capacity has increased in order to meet the ever-increasing power requirements of demanding smartphone applications. This trend requires high-performance medium voltage MOSFETs. This bodes well for AOS as our June quarter’s quick charger revenue more than doubled from the same quarter last year. With an expanded allocation for medium voltage products, we expect a strong revenue increase for this segment in the September quarter.

Finally, let’s discuss the Communications segment, which was 15.3% of revenue in the quarter, up 25.4% sequentially and up 10.4% year-over-year. The growth was driven mainly by the rising demand for battery protection products at our smartphone customers. As mentioned before, smartphone battery capacity is increasing and requires higher efficiency to prolong battery life. Our expertise in Low Voltage MOSFET technology coupled with advanced chip scale packaging allows us to deliver compact, high power density products that protect the latest generation of smartphone batteries. Looking into the September quarter, we anticipate another double-digit growth in this segment as all major smartphone players in China, Korea and U.S. are entering peak production.

With that, I will now turn the call over to Yifan for the guidance.

Yifan Liang: Guidance for the next quarter

As we look forward to the first quarter of fiscal year 2020, we expect:

●	Revenue to be between $115 million and $119 million.
●	Gross margin to be approximately 20.0% plus or minus 1%. Non-GAAP gross margin is expected to be approximately 27.3% plus or minus 1%. Note that non-GAAP gross margin excludes $0.5 million of estimated share-based compensation and $8.1 million of estimated production ramp-up costs relating to the Chongqing Joint Venture as the 12” fab starts production in July 2019.

●	Operating expenses to be in the range of $27.0 million plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $24.6 million plus or minus $1 million. Both GAAP and non-GAAP operating expenses include $2.9 million to $3.1 million of estimated expenses relating to the development of our digital power controller business. Non-GAAP operating expenses exclude an estimated share-based compensation charge of approximately $2.4 million.

●	Tax expense to be approximately $0.5 million to $0.7 million.
●	Loss attributable to noncontrolling interest to be around $5.4 million. On a non-GAAP basis, excluding estimated production ramp-up costs relating to the JV company, this item is expected to be approximately $0.9 million.

As part of our normal practice, we are not assuming any obligations to update this information. With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, pre-production expenses of the Chongqing Joint Venture, production ramp up costs and annual revenue and growth objectives; statements regarding market segments, global brand name customers, diversification of products and new customers; expectation with respect to improvement in profitability; the expected trend on revenue and sales for each segment of our serviceable market and market shares; the progress of construction of Chongqing Joint Venture and timeline for production and operation; our ability and strategy to develop new products, expectation of the CPU shortage; adoption of low-voltage and power IC products; projected mid-term annual revenue target; expectation with respect to our digital power business; seasonality fluctuation in customer demand and market segments; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan; international trade tension and geopolitical environment;  and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level;  and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 to be filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.